UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 23, 2009, VeriSign, Inc. (the “Company”) and Certicom Corp. (“Certicom”), a corporation continued under the laws of Canada and engaged in the management and protection of the value of content, application and devices with government-approved security, entered into an arrangement agreement (the “Agreement”) whereby the Company has agreed to acquire all of the outstanding common shares of Certicom for C$2.10 per share in cash, for an aggregate purchase price, based on current exchange rates, of approximately US$73 million (US$40 million, net of Certicom’s existing cash balance and short-term marketable securities). Closing of the acquisition is subject to customary conditions, including approval by at least two-thirds of the votes cast by shareholders of Certicom at a special meeting of shareholders, which, pursuant to the Agreement, must be held no later than March 25, 2009. The transaction must also receive court approval under Canadian law.

Upon completion of the transactions contemplated by the Agreement, Certicom will become a wholly-owned subsidiary of the Company. Certicom’s assets include intellectual property rights in its Elliptic Curve Cryptography technology. All currently outstanding Certicom employee stock options that are exercisable prior to the effective date of the transaction will be surrendered for an amount equal to their in-the-money value based on the transaction price, and all remaining options will be cancelled.

The Agreement contains customary provisions prohibiting Certicom from soliciting competing acquisition proposals. The Board of Directors of Certicom may, however, accept and recommend an unsolicited superior acquisition proposal upon certain specified conditions being met and if doing so is consistent with its fiduciary duties (upon payment to the Company of the termination fee referred to below) and subject to the Company’s right to match such superior acquisition proposal.

The Agreement contains customary termination rights. These include, subject to certain conditions, termination by (i) either the Company or Certicom if the transaction is not completed by April 30, 2009 or the approval of the Certicom shareholders referred to above is not obtained at the special meeting of Certicom shareholders to be called to consider approval of the transaction, (ii) the Company if the Board of Directors of Certicom withdraws or modifies its recommendation of the transaction, recommends a competing acquisition proposal or takes certain similar actions, or (iii) Certicom, in order to accept a superior acquisition proposal. A termination fee of C$4 million is payable by Certicom to the Company in the case of a termination under clause (ii) or (iii).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release by VeriSign, Inc. and Certicom Corp. dated January 23, 2009, announcing the agreement for VeriSign to acquire Certicom for C$2.10 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: January 23, 2009	By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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